ASSUMPTION OF DEBT AGREEMENT

THIS ASSUMPTION OF DEBT AGREEMENT (this “Agreement”) dated the 6th day of February, 2017 is by and among CLEANSPARK HOLDINGS, LLC (the “HOLDINGS”), CLEANSPARK, INC. (the “CLEANSPARK”) and CLEANSPARK, LLC (the “DEBTOR”)

WHEREAS:

A.       On June 30, 2016, CleanSpark and Cleanspark II, LLC, a wholly-owned subsidiary of CleanSpark, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Holdings, the Debtor, CleanSpark Technologies LLC and Specialized Energy Solutions, Inc. (collectively, the “Seller”)

B.       Pursuant to the Purchase Agreement, CleanSpark acquired all the assets and assume certain liabilities (the “Assumed Liabilities”) related to the Seller’s line of business.

C.       The Assumed Liabilities, as agreed, was to consist of certain accounts payable amounting to approximately $200,000 arising out of the assets.

D.       In the course of due diligence, CleanSpark discovered that the Debtor had actually assumed $275,586.53 in liabilities which exceeded the $200,000 in liabilities as agreed.

E.       As a result of the overage in Assumed Liabilities, Holdings has paid to CleanSpark the sum of $25,000.

F.       Holdings remains indebted to CleanSpark for the overage amount of $50,586.53 (the “Debt”).

G.       Holdings is willing to reassume $44,919.08 (the “Settlement Amount”) in settlement of the full amount of the Debt overage and CleanSpark is willing to accept the assumption of $44,919.08 in settlement of the full amount of the Debt overage.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual promises, covenants, conditions, representations and warranties hereinafter contained and the sum of Ten ($10.00) Dollars now paid by CleanSpark to Holdings and for other good and valuable consideration as set forth in the Purchase Agreement, the receipt of which are acknowledged, and subject to the terms and conditions hereinafter set out, the parties agree as follows:

1.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEBTOR

The Debtor represents, warrants and covenants to Holdings that: (a) the above recitals are true and complete; and (b) the full amount of the Debt is due and owing by the Debtor to certain creditors of the Debtor.

2.        ASSUMPTION OF THE DEBT

2.1 Holdings hereby assumes the Settlement Amount from the Debtor as identified in Exhibit A, including, without limitation, all burdens, obligations and liabilities to be derived thereunder.

2.2 Upon the assumption of the Settlement Amount, CleanSpark hereby releases Holdings from any responsibility for the remaining portion of the Debt overage under the Purchase Agreement.

1

2.3 Holdings agrees to take all action to repay the Settlement Amount as the same comes due from the creditors of the Debtor and further agrees to contact the creditors of Debtor to resolve the obligations under the Settlement Amount as soon as possible following execution of this Agreement.

3.       COUNTERPART

This agreement may be signed in one or more counterparts, each of which when so signed will be deemed an original, and such counterparts together will constitute one in the same instrument.

4.       GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

IN WITNESS WHEREOF this agreement was signed by the parties hereto as of the day and year first above written.

CleanSpark, Inc.

By: /s/ S. Matthew Schultz
Name: S. Matthew Schultz
Title: CEO

CleanSpark Holdings LLC

By:.s. Bryan Huber
Name: Bryan Huber
Title: Authorized Agent

CleanSpark LLC

By: /s/ S. Matthew Schultz
Name: S. Matthew Schultz

Title: Authorized Agent

2

EXHIBIT A

Outstanding Invoices reassumed

The “Settlement Amount”